                                                                      EXHIBIT 1C

                           MONUMENT SERIES FUND, INC.
                             ARTICLES OF AMENDMENT

        Monument Series Fund, Inc., a Maryland corporation, having its principal office in the State of Maryland in Laurel (hereinafter, "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Article FIFTH (A) of the Articles of Incorporation is hereby amended by changing therein two series to three series and adding the designation of Monument Internet Fund, authorized number of shares 250,000,000.



          Series                            Number of Shares
          ------                            ----------------
Monument Internet Fund                        250,000,000

        SECOND: The Amendment to the Articles of Incorporation of the Corporation as hereinabove set forth was approved by a majority of the entire Board of Directors of the Corporation, and no stock entitled to be voted on this matter was outstanding or subscribed for at the time of approval.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President.

        The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties for perjury.


                                            MONUMENT SERIES FUND, INC.


                                            By: /s/ DAVID A. KUGLER
                                               ----------------------
                                               David A. Kugler
                                               President